CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated January 23, 2003, accompanying the consolidated financial statements incorporated by reference or included in the Annual Report of TF Financial Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of TF Financial Corporation and Subsidiaries on Form S-8 (File No. 33-87176, effective December 7, 1994, File No. 333- 09235, effective July 31, 1996 and File No. 333-27085, effective May 14, 1997).


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 26, 2003